Exhibit 99.1
NVR, INC. ANNOUNCES THIRD QUARTER RESULTS

October 21, 2021, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its third quarter ended September 30, 2021 of $332.1 million, or $86.44 per diluted share. Net income and diluted earnings per share for the third quarter ended September 30, 2021 increased 29% and 33%, respectively, when compared to 2020 third quarter net income of $256.5 million, or $65.11 per diluted share. Consolidated revenues for the third quarter of 2021 totaled $2.40 billion, an increase of 20% from $1.99 billion in the third quarter of 2020.
For the nine months ended September 30, 2021, consolidated revenues were $6.72 billion, a 29% increase from $5.19 billion reported in 2020. Net income for the nine months ended September 30, 2021 was $902.1 million, an increase of 51% when compared to the nine months ended September 30, 2020. Diluted earnings per share for the nine months ended September 30, 2021 was $231.75, an increase of 51% from $153.03 per diluted share for 2020.
Homebuilding
New orders in the third quarter of 2021 decreased by 22% to 5,201 units, when compared to 6,681 units in the third quarter of 2020. The average sales price of new orders in the third quarter of 2021 was $442,000, an increase of 15% when compared with the third quarter of 2020. The cancellation rate in the third quarter of 2021 was 9% compared to 12% in the third quarter of 2020. Settlements in the third quarter of 2021 increased by 10% to 5,683 units, compared to 5,180 units in the third quarter of 2020. Our backlog of homes sold but not settled as of September 30, 2021 was flat on a unit basis at 12,145 units and increased on a dollar basis by 15% to $5.37 billion when compared to the respective backlog unit and dollar balances as of September 30, 2020.
Homebuilding revenues of $2.34 billion in the third quarter of 2021 increased by 22% compared to homebuilding revenues of $1.92 billion in the third quarter of 2020. Gross profit margin in the third quarter of 2021 increased to 22.2%, compared to 20.0% in the third quarter of 2020. Income before tax from the homebuilding segment totaled $395.1 million in the third quarter of 2021, an increase of 47% when compared to the third quarter of 2020.
Mortgage Banking
Mortgage closed loan production in the third quarter of 2021 totaled $1.62 billion, an increase of 17% when compared to the third quarter of 2020. Income before tax from the mortgage banking segment totaled $39.0 million in the third quarter of 2021, a decrease of 25% when compared to $51.8 million in the third quarter of 2020. This decrease was primarily attributable to a decrease in secondary marketing gains.
Effective Tax Rate
Our effective tax rate for the three and nine months ended September 30, 2021 was 23.5% and 22.5%, respectively, compared to 20.2% and 13.9% for the three and nine months ended September 30, 2020, respectively. The effective tax rates in each period were favorably impacted by the recognition of an income tax benefit related to excess tax benefits from stock option exercises totaling $9.2 million and $37.8 million for the three and nine months ended September 30, 2021, respectively, and $17.8 million and $80.3 million for the three and nine months ended September 30, 2020, respectively.

Other Matters - COVID-19
The COVID-19 pandemic has had a significant impact on all facets of our business. Our primary focus as we face this challenge is to do everything we can to ensure the safety and well-being of our employees, customers and trade partners. In each of our markets, we continue to operate in accordance with the guidelines issued by the Centers for Disease Control and Prevention as well as state and local health department guidelines, which has resulted in significant changes to the way we conduct business.
Although current demand for new homes is strong, there remains uncertainty regarding the extent and timing of disruption to our business that may result from COVID-19 and related governmental actions. There is also uncertainty as to the effects of economic relief efforts on the U.S. economy, unemployment, consumer confidence, demand for our homes and the mortgage market, including lending standards and secondary mortgage markets. We are unable to predict the extent to which this will impact our operational and financial performance including the impact of future developments such as the duration and spread of COVID-19, corresponding governmental actions, and the impact of such on our employees, customers and trade partners.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-three metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: the impact of COVID-19 on the economy; general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Homebuilding:
Revenues	$2,336,615	$1,920,751	$6,524,886	$5,065,216
Other income	1,496	1,988	4,714	9,732
Cost of sales	(1,817,939)	(1,536,044)	(5,117,065)	(4,115,280)
Selling, general and administrative	(112,226)	(105,741)	(347,051)	(318,610)
Operating income	407,946	280,954	1,065,484	641,058
Interest expense	(12,838)	(11,309)	(38,694)	(26,689)
Homebuilding income	395,108	269,645	1,026,790	614,369

Mortgage Banking:
Mortgage banking fees	59,025	69,261	195,798	127,692
Interest income	2,336	2,222	6,577	6,545
Other income	1,022	887	2,877	2,215
General and administrative	(22,959)	(20,180)	(67,228)	(57,149)
Interest expense	(405)	(378)	(1,216)	(1,009)
Mortgage banking income	39,019	51,812	136,808	78,294

Income before taxes	434,127	321,457	1,163,598	692,663
Income tax expense	(102,046)	(64,991)	(261,460)	(96,419)

Net income	$332,081	$256,466	$902,138	$596,244

Basic earnings per share	$93.25	$69.19	$249.30	$161.85

Diluted earnings per share	$86.44	$65.11	$231.75	$153.03

Basic weighted average shares outstanding	3,561	3,706	3,619	3,684

Diluted weighted average shares outstanding	3,842	3,939	3,893	3,896

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Homebuilding:
Cash and cash equivalents	$2,681,110	$2,714,720
Restricted cash	41,820	28,912
Receivables	22,525	18,299
Inventory:
Lots and housing units, covered under sales agreements with customers	1,697,959	1,484,936
Unsold lots and housing units	130,427	123,197
Land under development	8,151	62,790
Building materials and other	26,988	38,159
	1,863,525	1,709,082

Contract land deposits, net	453,255	387,628
Property, plant and equipment, net	55,253	57,786
Operating lease right-of-use assets	60,605	53,110
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Other assets	211,557	203,399
	5,431,230	5,214,516
Mortgage Banking:
Cash and cash equivalents	21,999	63,547
Restricted cash	2,860	2,334
Mortgage loans held for sale, net	287,525	449,760
Property and equipment, net	3,948	4,544
Operating lease right-of-use assets	10,747	12,439
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	23,238	22,654
	357,664	562,625
Total assets	$5,788,894	$5,777,141

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)
(unaudited)

	September 30, 2021	December 31, 2020
LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$329,863	$339,867
Accrued expenses and other liabilities	416,266	440,671
Customer deposits	381,594	240,758
Operating lease liabilities	66,002	59,357
Senior notes	1,516,544	1,517,395
	2,710,269	2,598,048
Mortgage Banking:
Accounts payable and other liabilities	50,077	62,720
Operating lease liabilities	11,497	13,299
	61,574	76,019
Total liabilities	2,771,843	2,674,067

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both September 30, 2021 and December 31, 2020	206	206
Additional paid-in capital	2,349,000	2,214,426
Deferred compensation trust – 106,697 shares of NVR, Inc. common stock as of both September 30, 2021 and December 31, 2020	(16,710)	(16,710)
Deferred compensation liability	16,710	16,710
Retained earnings	9,713,258	8,811,120
Less treasury stock at cost – 17,042,644 and 16,859,753 shares as of September 30, 2021 and December 31, 2020, respectively	(9,045,413)	(7,922,678)
Total shareholders' equity	3,017,051	3,103,074
Total liabilities and shareholders' equity	$5,788,894	$5,777,141

NVR, Inc.
Operating Activity
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
New orders, net of cancellations:
Mid Atlantic (1)	2,024	$523.7	2,592	$455.5	6,405	$519.8	7,034	$447.4
North East (2)	403	$496.7	542	$441.1	1,237	$489.7	1,269	$405.4
Mid East (3)	1,190	$376.8	1,644	$335.5	4,305	$365.4	4,405	$326.0
South East (4)	1,584	$372.9	1,903	$313.0	5,089	$356.2	4,889	$305.3
Total	5,201	$442.0	6,681	$384.2	17,036	$429.8	17,597	$374.5

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
Settlements:
Mid Atlantic (1)	2,177	$497.3	2,172	$437.1	6,411	$478.4	5,898	$434.6
North East (2)	455	$468.3	396	$398.9	1,260	$451.2	939	$385.9
Mid East (3)	1,430	$351.8	1,250	$324.0	4,097	$343.2	3,180	$322.5
South East (4)	1,621	$331.6	1,362	$299.8	4,672	$317.3	3,689	$301.9
Total	5,683	$411.1	5,180	$370.8	16,440	$396.9	13,706	$369.5

	As of September 30,
	2021		2020
	Units	Average Price	Units	Average Price
Backlog:
Mid Atlantic (1)	4,473	$530.3	4,748	$457.7
North East (2)	927	$499.0	917	$427.8
Mid East (3)	3,082	$375.4	3,038	$333.2
South East (4)	3,663	$377.0	3,421	$315.1
Total	12,145	$442.4	12,124	$384.0

NVR, Inc.
Operating Activity (Continued)
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Average active communities:
Mid Atlantic (1)	151	170	154	183
North East (2)	34	41	34	41
Mid East (3)	125	135	130	138
South East (4)	104	119	108	113
Total	414	465	426	475

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Homebuilding data:
New order cancellation rate	9.2%	11.8%	9.1%	15.8%
Lots controlled at end of period			118,600	103,200

Mortgage banking data:
Loan closings	$1,615,880	$1,382,060	$4,593,854	$3,658,591
Capture rate	88%	89%	89%	90%

Common stock information:
Shares outstanding at end of period			3,512,686	3,718,387
Number of shares repurchased	79,620	—	244,595	57,611
Aggregate cost of shares repurchased	$398,488	$—	$1,152,855	$216,582

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee and Florida

Investor Relations Contact:
Curt McKay
(703) 956-4058
ir@nvrinc.com